Exhibit 99.1
Arq Reports Second Quarter 2026 Results
Generated revenue of approximately $30 million, up 5%
Reported Adjusted EBITDA(1) of approximately $5.8 million, up 59% on prior year period
9th consecutive quarter of positive Adjusted EBITDA, driven by foundational PAC business
Gross margin improved to 38.5%, an increase of 520 bps over prior year
Reaffirmed full-year 2026 guidance of $120-125 million revenue and $17-20 million Adjusted EBITDA
GREENWOOD VILLAGE, Colo., August 10, 2026 - GlobeNewswire - Arq, Inc. (NASDAQ: ARQ) (the "Company" or "Arq"), a producer of activated carbon and other environmentally efficient carbon products for use in purification and sustainable materials, today announced its financial and operating results for the quarter ended June 30, 2026.
Financial Highlights
•Generated revenue of $29.9 million in Q2 2026 versus $28.6 million in Q2 2025, driven by increased pricing and volumes
•Gross margin of 38.5% in Q2 2026, up significantly versus 33.3% in Q2 2025
•Net loss of $0.7 million in Q2 2026 vs. Net loss of $2.4 million in Q2 2025 (as adjusted)
•Adjusted EBITDA(1) of $5.8 million in Q2 2026 vs. $3.7 million in Q2 2025, driven by continued strength and improving profitability of core PAC business, and no drag from previous period granular activated carbon ("GAC") production expense
•Exited Q2 2026 with cash and restricted cash of $12.1 million, including $11.2 million in restricted cash, with quarter-end unrestricted cash reflecting the timing of borrowings and receipts. Unrestricted cash improved to $3.0 million as of July 1, 2026, and as of July 31, 2026, stood at approximately $3.1 million
•Reaffirmed full year 2026 guidance of revenue between $120 - $125 million and Adjusted EBITDA of $17 - $20 million
(1) Adjusted EBITDA is a non-GAAP financial measure. Please refer to the section titled “Note on Non-GAAP Financial Measures” included at the end of this press release for the definitions of non-GAAP financial measures and reconciliations to GAAP measures included in this press release.
Recent Business & Other Highlights
•Biennial Red River Plant turnaround ("TAR") completed in April 2026, materially under budget
•Reiterated full-year 2026 capex guidance of $8 to $10 million
•Advanced PAC for PFAS™, a highly engineered powdered activated carbon ("PAC") product that can help utilities address PFAS contamination while potentially eliminating the capital cost of new GAC equipment. Customer testing ongoing and potential for material volume, pricing, and margin contribution from 2027 onward
•Strategic optimization review ongoing, including a broader operational assessment that has identified near-term opportunities to increase furnace throughput, reduce unit costs, and further refine GAC expansion plan
•Continued progress towards monetizing the Corbin Facility and related technologies; paving tests for Arq's asphalt product with a leading U.S. asphalt company remain ongoing, and recent trials suggest that the inclusion of Corbin Wetcake as an additive has positive impacts on multiple performance metrics

•Appointed seasoned finance executive Shimon Steinmetz as Chief Financial Officer in May 2026, started July 2026
Management Commentary
"The second quarter demonstrated the earning power of our foundational PAC business," said Bob Rasmus, CEO of Arq. "Even in what is typically our seasonally softer quarter, and one that included our biennial Red River Plant turnaround, we delivered Adjusted EBITDA well ahead of the prior-year period, driven by continued pricing discipline and the underlying strength of our core operations. The turnaround was completed under budget and, importantly, without disrupting our ability to serve customers. With a warm start to the summer and favorable seasonal demand dynamics, we remain confident in the outlook for our PAC business through the remainder of the year."
Mr. Rasmus continued, "Our strategic optimization review remains ongoing. I have been clear that we will remain highly disciplined on any further capital spending. The PFAS opportunity remains compelling, and we continue to see an important role for Arq in providing solutions for our customers. With that in mind, as a possible interim step while we determine the best path to bringing our own GAC line online, I am encouraged by the early progress of our PAC for PFAS™ strategy, which I believe could meaningfully add to the volumes, pricing, and margins of our PAC business, while helping remove PFAS from our nation's water."
Mr. Rasmus concluded, "This quarter again demonstrated the profitability and resilience of our core PAC business. Taken together with the encouraging progress in our PFAS-related solutions, we have multiple avenues open to us to create meaningful shareholder value. As a Board and management team that owns a significant stake in the company, we remain closely aligned with our shareholders and confident in the opportunities ahead for further growth.”
Second Quarter 2026 Results
Revenue totaled $29.9 million for the second quarter of 2026, reflecting an increase of 5% compared to $28.6 million in the prior year period. The increase was driven predominantly by increased pricing and volumes.
Cost of revenue totaled $18.4 million for the second quarter of 2026, a decrease of approximately 4% compared to $19.1 million in the prior year period, with the biennial Red River Plant turnaround completed during the quarter. The Company capitalized approximately $3.1 million related to these planned major maintenance activities.
Gross margin totaled 38.5% for the second quarter of 2026, up significantly from 33.3% in the prior year period.
Selling, general and administrative expenses totaled $6.8 million, compared to $5.9 million in the prior year period. This increase of approximately $0.9 million was primarily driven by severance and recruiting costs associated with recent leadership changes.
Research and development costs totaled $1.0 million for the second quarter of 2026, a decrease of 64% compared to $2.7 million in the prior year period. This was primarily driven by certain expenses relating to the GAC ramp-up that were incurred during the second quarter of 2025 and that were not repeated during the second quarter of 2026.
Operating loss was $0.1 million for the second quarter of 2026, compared to operating loss of $1.8 million in the prior year period. Net loss was $0.7 million in the second quarter of 2026, or $0.02 per diluted share, compared to net loss of $2.4 million or $0.06 per diluted share in the prior year period, as adjusted. The reduction in both cases was driven by the factors above.
Adjusted EBITDA was $5.8 million for the second quarter of 2026, compared to Adjusted EBITDA of $3.7 million in the prior year period. The increase was primarily driven by the continued strength and improving profitability of the core PAC business, including enhanced pricing and cost discipline, current period charges for severance associated with recent leadership changes and non-cash equity compensation, and the absence of negative offsets from GAC production.
See the section below titled "Note on Non-GAAP Financial Measures" regarding the use of the non-GAAP financial measure Adjusted EBITDA and a reconciliation to the most comparable GAAP financial measure.
Strategic Optimization Review Update
Arq's strategic optimization review remains ongoing as the Company works to increase profitability and maximize the value of its asset base. The review has extended beyond the Red River Plant GAC facility to a broader operational assessment of the existing business, focused on maximizing furnace throughput and reducing unit costs, work that has already identified meaningful near-term opportunities to increase capacity and profitability.

The GAC component of the review is not fully complete but the Company has received cost estimates from two independent engineering consultants to finish the conversion and fix the issues previously discussed. Those estimates still include a wide range of contingencies that are subject to ongoing revision, with a construction and commissioning timeframe of around 12 months. The Company is continuing to evaluate and refine the GAC optimization process to ensure that the project will generate targeted returns.
GAC market fundamentals remain favorable ahead of the U.S. Environmental Protection Agency's April 2027 PFAS monitoring deadline, when water companies with PFAS contamination above the new 4 parts per trillion threshold must begin reporting PFAS numbers publicly. Against that backdrop, the Company is advancing a new high-value strategy "PAC for PFAS™”: a highly engineered PAC product capable of removing PFAS contaminants in certain situations. The Company believes that this new product can support compliance for utilities marginally outside the threshold without the capital cost of new GAC equipment, and address PFAS and taste and odor at once for those already using PAC. Customer testing is ongoing, but the Company believes that PAC for PFAS™ could offer an attractive interim solution for customers and for Arq, which could lead to material near-term growth in volume and pricing from 2027 onward, ahead of any future GAC products.
Arq also remains in discussions with multiple parties to monetize its Corbin Facility and its related technologies, which represent additional optionality and a potential funding source. In asphalt, paving tests with a leading U.S. asphalt company continue, and recent trials at the NCAT Test Track, which simulates multiple years of wear in a fraction of the time, indicate that the inclusion of Corbin Wetcake as an additive has positive impacts on multiple performance metrics.
Capex and Balance Sheet
Capital expenditures totaled $1.2 million for the second quarter of 2026, compared to $1.9 million in the prior year period. The decrease was driven by increased spend on completion and commissioning of the GAC facility during the second quarter of 2025.
Cash as of June 30, 2026, totaled $12.1 million, including $11.2 million of restricted cash, compared to $15.0 million as of December 31, 2025. Unrestricted cash at quarter-end reflected the timing of borrowings and receipts around period-end. Unrestricted cash improved to $3.0 million as of the end of the first week of July, and as of July 31, 2026, stood at approximately $3.1 million.
Total debt, inclusive of financing leases, as of June 30, 2026, totaled $30.7 million compared to $28.5 million as of December 31, 2025. The increase was driven primarily by increased borrowings on the Company’s revolving credit facility with MidCap Financial, which totaled $21.4 million as of June 30, 2026.
Conference Call and Webcast Information
Arq will host a conference call to discuss the Company's financial performance on Tuesday, August 11, 2026 at 8:30 a.m. Eastern Time. The conference call webcast information will be available via the Investor Resources section of Arq's website at www.arq.com. Interested parties may participate in the conference call by registering at https://www.webcast-eqs.com/Arq_Q2_2026. Alternatively, the live conference call may be accessed by dialing (877) 407-0890 or +1 (201) 389-0918 and referencing Arq.
A supplemental investor presentation will be available on the Company's Investor Resources section of the website prior to the start of the conference call. A replay of the event will be made available shortly after the event and accessible via the same webcast link referenced above. Alternatively, the replay may be accessed by dialing (877) 660-6853 or (201) 612-7415 and entering Access ID 13761157. The dial-in replay will expire after August 18, 2026.
About Arq
Arq (NASDAQ: ARQ) is a diversified, environmental technology company with products that enable a cleaner and safer planet while actively reducing our environmental impact. As the only vertically integrated producer of activated carbon products in North America, we deliver a reliable domestic supply of innovative, hard-to-source, high-demand products. We apply our extensive expertise to develop groundbreaking solutions to remove harmful chemicals and pollutants from water, land and air. Learn more at: www.arq.com.
Caution on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. When used in this press release, the words “can,” “will,” "may," “intends,” “expects,” "continuing," “believes,” similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements. All statements that address activities, events or developments that the Company intends, expects or believes may occur in the future are forward-looking statements. These forward-looking statements include, but are not limited to, statements or expectations regarding: the future of our GAC Facility and Corbin Facility and the anticipated timing, results, and conclusions of our overall business optimization review and the actions we may take upon the completion of such review, including efforts to maximize throughput and optimize unit costs; the anticipated commercial success and efficacy of our new product applications, including PAC for PFAS™; the anticipated benefits of transitioning away from using Corbin Wetcake to a bituminous proven performance coal as a feedstock for our GAC products in the future; financial guidance for fiscal year 2026; the anticipated effects from fluctuations in the pricing of our AC products, including through expansion into higher-value end markets; expected supply and demand for our AC products and services, including our GAC and PAC for PFAS™ products; the seasonal impact on our customers and their demand for our products; the future profitability and sustainability of our PAC business; our ability to fund our business over the next twelve months; our ability to monetize our Corbin Facility and access new markets for our feedstocks and other products, including renewable natural gas, asphalt, purified coal, rare earth minerals and synthetic graphite markets; any future plant development projects, that may be necessary to remediate design flaws in our GAC Facility, and our ability to finance any such projects; the effectiveness of our technologies and products and the benefits they provide; probability of any loss occurring with respect to certain guarantees made by Tinuum Group; the timing and amounts of or changes in future revenue, funding for our business and projects, margins, expenses, earnings, tax rates, cash flows, royalty payment obligations, working capital, liquidity and other financial and accounting measures; the performance of obligations secured by our surety bonds; the amount, use and timing of future capital expenditures needed to fund our business plan and total anticipated capital expenditures for the current fiscal year; the adoption and scope of regulations to control certain chemicals in drinking water and other environmental concerns and the impact of such regulations on our customers' and our businesses, including any increase or decrease in demand and sales of our AC products resulting from such regulations; our near-term priorities and objectives and our long-term outlook regarding the growth of our business; and the impact of prices of competing power generation sources such as natural gas and renewable energy on demand for our products.. These forward-looking statements included in this press release involve risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors including, but not limited to, the timing and scope of new and pending regulations and any legal challenges to or extensions of compliance dates of them; the U.S. government’s failure to promulgate new regulations or enforce existing regulations that benefit our business; changes in laws and regulations, accounting rules, prices, economic conditions and market demand; availability, cost of and demand for alternative energy sources and other technologies and their impact on coal-fired power generation in the U.S.; technical, start up and operational difficulties; competition within the industries in which the Company operates; risks associated with our debt financing; our inability to effectively and efficiently commercialize new products, including our GAC products; our inability to effectively identify solutions to the design flaws in GAC Facility at our Red River Plant or execute on any remedial measures or modifications thereto; disruptions at any of our facilities, including by natural disasters or extreme weather; risks related to our information technology systems, including the risk of cyberattacks on our networks; failure to protect our intellectual property from infringement or claims that we have infringed on the intellectual property of others; our inability to obtain future financing or financing on terms that are favorable to us; our inability to ramp up our operations to effectively address recent and expected growth in our business; loss of key personnel; ongoing effects of the inflation and macroeconomic uncertainty, including from increased domestic and international tariffs and armed conflicts around the world, and such uncertainty's effect on market demand and input costs; availability of materials and equipment for our business; intellectual property infringement claims from third parties; the impacts of any current or future write-downs or write-offs, restructuring, impairment or other charges; our failure to realize the anticipated benefits of acquisitions, joint ventures, and divestitures we may engage in; pending litigation; factors relating to our business strategy, goals and expectations, including our ability to execute on our GAC business plan; our ability to maintain relationships with customers, suppliers and others with whom the Company does business and meet supply requirements; our results of operations and business generally; risks related to diverting management's attention from our ongoing business operations; costs related to the ongoing manufacturing of our products, including costs necessary to resume GAC production; opportunities for additional sales of our AC products and end-market diversification, including for our Corbin Wetcake; the rate of coal-fired power generation in the U.S.; the timing and cost of any future capital expenditures and the resultant impact to our liquidity and cash flows; and the other risk factors described in our filings with the SEC, including those described in Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2025. You are cautioned not to place undue reliance on the forward-looking statements and to consult filings we have made and will make with the SEC for additional discussion concerning risks and uncertainties that may apply to our business and the ownership of our securities. In addition to causing our actual results to differ, the factors listed above may cause our intentions to change from those statements of intention set forth in this press release. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise. The forward-looking statements speak only as to the date of this press release, and we disclaim any duty to update such statements unless required by law.
Source: Arq, Inc.

Investor Contact:
Anthony Nathan, Arq
Marc Silverberg, ICR
investors@arq.com

TABLE 1
Arq, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	As of
(in thousands, except share data)	June 30, 2026	December 31, 2025 As Adjusted (1)
ASSETS
Current assets:
Cash	$906	$6,573
Receivables, net	20,030	14,980
Inventories, net	19,407	15,895
Prepaid expenses and other current assets	6,894	6,404
Total current assets	47,237	43,852
Restricted cash, long-term	11,236	8,467
Property, plant and equipment, net of accumulated depreciation of $34,264 and $28,375, respectively	139,038	143,154
Other long-term assets, net	35,500	35,501
Total Assets	$233,011	$230,974
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$15,412	$15,269
Revolving credit facility	21,410	18,950
Current portion of long-term debt obligations	1,099	1,063
Other current liabilities	8,068	7,015
Total current liabilities	45,989	42,297
Long-term debt obligations, net of current portion	8,195	8,452
Other long-term liabilities	10,606	11,868
Total Liabilities	64,790	62,617
Commitments and contingencies
Stockholders’ equity:
Preferred stock: par value of $0.001 per share, 50,000,000 shares authorized, none issued or outstanding	—	—
Common stock: par value of $0.001 per share, 100,000,000 shares authorized, 47,506,052 and 47,348,394 shares issued, and 42,887,906 and 42,730,248 shares outstanding at June 30, 2026 and December 31, 2025, respectively	47	47
Treasury stock, at cost: 4,618,146 and 4,618,146 shares as of June 30, 2026 and December 31, 2025, respectively	(47,692)	(47,692)
Additional paid-in capital	203,518	201,784
Retained earnings	12,348	14,218
Total Stockholders’ Equity	168,221	168,357
Total Liabilities and Stockholders’ Equity	$233,011	$230,974

(1) Adjusted to reflect a retrospective change in accounting method for planned major maintenance costs.

TABLE 2
Arq, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2026	2025 As Adjusted (1)	2026	2025 As Adjusted (1)
Revenue	$29,883	$28,584	$58,936	$55,831

Cost of revenue, exclusive of depreciation and amortization	18,372	19,066	37,486	36,398

Operating expenses:
Selling, general and administrative	6,789	5,918	14,158	11,971
Research and development	958	2,697	1,940	3,571
Depreciation, amortization, depletion and accretion	3,542	2,721	6,407	5,138
Loss (gain) on sale of assets	290	(27)	290	118
Total operating expenses	11,579	11,309	22,795	20,798
Operating loss	(68)	(1,791)	(1,345)	(1,365)
Other income (expense):
Interest expense	(748)	(594)	(1,453)	(1,318)
Other income	83	16	928	281
Total other expense	(665)	(578)	(525)	(1,037)
Loss before income taxes	(733)	(2,369)	(1,870)	(2,402)
Income tax expense	—	—	—	—
Net loss	$(733)	$(2,369)	$(1,870)	$(2,402)
Loss per common share:
Basic	$(0.02)	$(0.06)	$(0.04)	$(0.06)
Diluted	$(0.02)	$(0.06)	$(0.04)	$(0.06)
Weighted-average number of common shares outstanding:
Basic	42,102	41,507	41,914	41,415
Diluted	42,102	41,507	41,914	41,415
(1) Adjusted to reflect a retrospective change in accounting method for planned major maintenance costs.

TABLE 3
Arq, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
(in thousands)	2026	2025 As Adjusted (1)
Cash flows from operating activities
Net loss	$(1,870)	$(2,402)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, amortization, depletion and accretion	6,407	5,138
Stock-based compensation expense	1,934	1,470
Operating lease expense	1,382	1,161
Loss on sale of long-term assets, net	290	118
Amortization of debt discount and debt issuance costs	205	173
Other non-cash items, net	(59)	(160)
Changes in operating assets and liabilities:
Receivables	(5,050)	(671)
Prepaid expenses and other assets	(683)	(2,853)
Inventories	(2,690)	(1,580)
Other long-term assets, net	(2,197)	(1,631)
Accounts payable and accrued expenses	178	(5,709)
Other current liabilities	1,224	1,651
Operating lease liabilities	(1,562)	204
Other long-term liabilities	(168)	(185)
Net cash used in operating activities	(2,659)	(5,276)
Cash flows from investing activities
Acquisition of property, plant, equipment and intangible assets, net	(1,973)	(5,589)
Acquisition of mine development costs	(128)	(96)
Distributions from equity method investee in excess of cumulative earnings	78	155
Net cash used in investing activities	(2,023)	(5,530)
Cash flows from financing activities
Borrowings on revolving credit facility	58,173	61,884
Repayments of revolving credit facility	(55,714)	(57,184)
Principal payments on notes payable	(358)	(393)
Repurchase of common stock to satisfy tax withholdings	(200)	(48)
Principal payments on finance lease obligations	(117)	(264)
Net cash provided by financing activities	1,784	3,995
Decrease in Cash and Restricted Cash	(2,898)	(6,811)
Cash and Restricted Cash, beginning of period	15,040	22,235
Cash and Restricted Cash, end of period	$12,142	$15,424
Supplemental disclosure of non-cash investing and financing activities:
Accrued purchases for property and equipment	$912	$553
Acquisition of property and equipment under finance lease	$242	$—
(1) Adjusted to reflect a retrospective change in accounting method for planned major maintenance costs.

Note on Non-GAAP Financial Measures
To supplement our financial information presented in accordance with U.S. Generally Accepted Accounting Principles ("U.S. GAAP"), we provide certain supplemental financial measures, including EBITDA and Adjusted EBITDA, which are measurements that are not calculated in accordance with U.S. GAAP. EBITDA is defined as earnings before interest, taxes, depreciation and amortization, and Adjusted EBITDA is defined as EBITDA reduced by non-cash gains, increased by share-based compensation expense, executive transition and severance (2), GAC Facility pre-production feedstock, other non-cash losses and non-recurring costs and fees. EBITDA and Adjusted EBITDA should be considered in addition to, and not as a substitute for, net loss in accordance with U.S. GAAP as a measure of performance. See below for a reconciliation from net loss, the nearest U.S. GAAP financial measure, to EBITDA and Adjusted EBITDA.
We believe that the EBITDA and Adjusted EBITDA measures are less susceptible to variances that affect our operating performance. We include these non-GAAP measures because management uses them in the evaluation of our operating performance, and believe they help to facilitate comparison of operating results between periods. We believe the non-GAAP measures provide useful information to both management and users of the financial statements by excluding certain expenses, gains, and losses which can vary widely across different industries or among companies within the same industry and may not be indicative of core operating results and business outlook.
EBITDA and Adjusted EBITDA:
The following table reconciles net loss, our most directly comparable as-reported financial measure calculated in accordance with U.S. GAAP, to EBITDA and Adjusted EBITDA.

TABLE 4
Arq, Inc. and Subsidiaries
Reconciliation of Net Loss to Adjusted EBITDA
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2026	2025 As Adjusted (1)	2026	2025 As Adjusted (1)
Net loss	$(733)	$(2,369)	$(1,870)	$(2,402)
Depreciation, amortization, depletion and accretion	3,542	2,721	6,407	5,138
Amortization of Upfront Customer Consideration	180	127	360	254
Interest expense, net	693	585	638	1,256
Income tax expense	—	—	—	—
EBITDA	$3,682	$1,064	$5,535	$4,246
Share-based compensation	1,043	734	1,934	1,470
Executive transition and severance (2)	827	—	827	—
Loss (gain) on sale of assets	290	(27)	290	118
GAC Facility pre-production feedstock (3)	—	1,897	—	1,897
Adjusted EBITDA	$5,842	$3,668	$8,586	$7,731
(1) Adjusted to reflect a retrospective change in accounting method for planned major maintenance costs.
(2) Represents expenses related to executive severance and separation, as well as legal fees and recruiting costs associated with the CFO, COO and CAO transitions. In addition to these amounts, we also incurred approximately $0.2 million of share-based compensation associated with executive transition and severance during the three months ended June 30, 2026, which is included in the Share-based compensation adjustment above.
(3) Represents expenses related to feedstock utilized in pre-production testing of our GAC Facility during the three months ended June 30, 2025 included within "Research and development" expense in the Condensed Consolidated Statements of Operations.